Exhibit 10.15

FEDERAL HOME LOAN MORTGAGE CORPORATION
RESTRICTED STOCK UNITS AGREEMENT

This Agreement dated                     , 2004 (“Grant Date”) by and between the Federal Home Loan Mortgage Corporation (the “Corporation”) and                        (“Grantee”).

WITNESSETH THAT

WHEREAS, the stockholders of the Corporation have approved the Federal Home Loan Mortgage Corporation 1995 Stock Compensation Plan (the “Plan”); and

WHEREAS, the Corporation has, pursuant to the Plan, granted Restricted Stock Units to Grantee.

NOW, THEREFORE, the Corporation and Grantee agree as follows:

1. Grant of Restricted Stock Units and Receipt by Grantee.

(a) Grant.  The Corporation hereby confirms the grant, under and pursuant to the Plan, to Grantee on the Date of Grant of            (     ) Restricted Stock Units (the “RSUs”). The RSUs are subject to all of the terms and conditions set forth in the Plan, the relevant resolution of the Compensation and Human Resources Committee of the Board of Directors and this Restricted Stock Units Agreement (the “Agreement”). The Corporation shall maintain a bookkeeping account for Grantee (the “Account”) reflecting the number of RSUs then credited to Grantee hereunder as a result of such grant of RSUs and any additional RSUs attributable to Dividend Equivalents (not paid out in cash) as described in Section 5 hereof.

(b) Restrictions.  Grantee, by his or her execution of this Agreement, acknowledges and agrees that (i), until an RSU has become vested in accordance with Section 2(a), such RSU shall be subject to a risk of forfeiture as provided in the Plan and Section 2 hereof, and (ii), until such time as each RSU becomes vested and is settled (including any additional period of deferral elected by Grantee, to the extent permitted under the Federal Home Loan Mortgage Corporation Executive Deferred Compensation Plan, as amended and restated), such RSU shall be generally nontransferable, as provided in the Plan and Section 3 hereof.

(c) Coordination with Plan.  All of the terms, conditions and other provisions of the Plan are hereby incorporated by reference into this Agreement. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. Grantee acknowledges receipt of a copy of the Plan and hereby agrees to be bound by the Plan (as presently in effect or hereafter amended) and this

Agreement, and by all decisions and determinations of the Human Resources Committee of the Board of Directors (including any delegatee) (the “Committee”) thereunder.

2. Vesting and Forfeiture.

(a) Vesting Date.  Subject to Paragraph 2(b), RSUs granted hereunder shall vest (meaning that the risk of forfeiture of such RSUs shall lapse) as follows:

•	25% of the units subject to the grant shall vest on the first anniversary of the Grant Date;

•	an additional 25% of the units subject to the grant shall vest on April 1, 2006;

•	an additional 25% of the units subject to the grant shall vest on April 1, 2007; and

•	the remaining 25% of the units subject to the grant shall vest on April 1, 2008.

Each RSU credited as a result of Dividend Equivalents under Section 5(a)(ii) and (iii) (“Dividend Equivalent RSU”) shall vest at the time of vesting of the forfeitable RSU which gives rise, directly or indirectly, to the crediting of such Dividend Equivalent RSU, or shall be immediately vested if credited on a previously vested RSU.

(b) Death or Disability.  If Grantee terminates employment with the Corporation as a result of Grantee’s death or Disability (as defined in the Plan), all unvested RSUs shall vest and become nonforfeitable immediately upon such termination.

(c) Retirement Other Than Qualifying Normal Retirement.  If Grantee terminates employment with the Corporation due to Retirement (as defined in the Plan) other than a Qualifying Normal Retirement (as defined below), the vesting of any unvested RSUs may be accelerated at the discretion of the Committee; if the Committee does not accelerate such vesting, the unvested RSUs will be forfeited.

(d) Qualifying Normal Retirement.  If Grantee terminates employment with the Corporation due to a Qualifying Normal Retirement (as defined below), all unvested RSUs shall continue to vest after Qualifying Normal Retirement in accordance with the vesting schedule in Section 2(a) above. For purposes of this Agreement, a “Qualifying Normal Retirement” shall mean Grantee’s ceasing to be an employee of the Corporation (whether or not such Termination is a “Retirement” as defined in the Plan), other than a Termination by the Corporation for Gross Misconduct (as defined in Corporate Policy No. 3-254.1 (as may be amended or replaced from time to time) as determined by the CEO or a Termination subject to Section 2(b), at least one year after the date of grant of the Unit, if, at the time of such Termination, (A) Grantee has attained (or exceeded) age 62 and at least five years of service, and (B) Grantee has executed and is subject to a written agreement containing such non-competition, non-solicitation, and other covenants in form and substance satisfactory to CEO in order to protect to the maximum extent practicable the confidential and proprietary business information of the corporation and its subsidiaries, affiliates or joint ventures. The Corporation’s remedies under any such agreement may include but shall not be limited to the forfeiture of RSUs not theretofore settled. For purposes of this Section 2(d), “years of service” shall be defined (and calculated) in the same manner as “year of qualifying service” under the Federal Home Loan Mortgage Corporation Employees’ Pension Plan.

(e) Other Terminations.  If Grantee terminates employment with the Corporation for any reason other than death, Disability, Retirement (to the extent subject to Section 3(c) above), or Qualifying Normal Retirement, any unvested RSUs will be forfeited.

3. Nontransferability.  Until RSUs become settleable under Section 4 hereof, RSUs shall not be transferable other than by will or by the laws of descent and distribution or to a designated Beneficiary in the event of Grantee’s death, and no such transfer shall be effective to bind the Corporation unless the Committee shall have been furnished with a copy of such will or such other evidence as the Committee may deem necessary to establish the validity of the transfer. During the lifetime of Grantee, only Grantee shall be entitled to receive delivery of shares in settlement of RSUs.

4. Settlement.  RSUs granted hereunder, together with RSUs credited as a result of Dividend Equivalents under Section 5(a)(ii) and (iii), shall be settled by delivery of one share of the Corporation’s Common Stock for each RSU being settled. Settlement of each RSU granted hereunder shall occur upon the vesting of such RSU under Section 2, except that, if vesting occurs pursuant to Section 2(c) and the Committee so specifies or if vesting occurs pursuant to Section 2(d), settlement of each RSU shall instead occur at the time the RSU would have become vested under Section 2(a) if Grantee’s employment by the Corporation had not terminated. The foregoing notwithstanding, settlement shall be deferred in accordance with the Federal Home Loan Mortgage Corporation Executive Deferred Compensation Plan, as amended and restated, if Grantee is permitted to elect such deferrals thereunder and files the required Election Form with the Human Resources Department of the Corporation not later than the close of business on the 30th day after the Date of Grant.

5. Dividend Equivalents and Adjustments.

(a) Dividend Equivalents.  Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) in accordance with Section 7.6 of the Plan, as follows:

(i)	Cash Dividends. If the Corporation declares and pays a dividend or distribution on Common Stock in the form of cash, then an amount of cash shall be paid to Grantee, as promptly as possible after the payment date for such dividend or distribution, equal to the number of RSUs credited to Grantee’s Account hereunder as of the record date for such dividend or distribution multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date.

(ii)	Non-Common Stock Dividends. If the Corporation declares and pays a dividend or distribution on Common Stock in the form of property other than shares of

Common Stock, then a number of additional RSUs shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at such payment date.

(iii)	Common Stock Dividends and Splits. If the Corporation declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then a number of additional RSUs shall be credited to Grantee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

The foregoing notwithstanding, any payment of dividends shall be reduced by the amount of all Federal, state, local and other taxes that may be required to be withheld by the Corporation with respect to such payment.

(b) Adjustments to RSUs.  The number of RSUs credited to Grantee’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Grantee’s rights with respect to RSUs, to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 4.3 of the Plan, taking into account any RSUs credited to Grantee in connection with such event under Section 5(a) hereof.

6. Other Terms Relating to RSUs.

(a) Fractional RSUs and Shares.  The number of RSUs credited to a Grantee’s Account shall include fractional RSUs calculated to at least three decimal places, unless otherwise determined by the administrator (which shall be the Human Resources Division, unless otherwise specified by the Committee). Upon settlement of RSUs, Grantee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such RSUs.

(b) Statements.  An individual statement of each Grantee’s Account will be issued to each Grantee not less frequently than annually. Such statements shall reflect the amount of RSUs credited to Grantee’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the administrator. Such statement may include information regarding other plans and compensatory arrangements for Grantee. A Grantee’s statements shall be deemed a part of this Agreement, and shall evidence the Corporation’s obligations under the Plan, including the number of RSUs credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

(c) Tax Withholding.  The Corporation may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all Federal, state, local and other taxes required by law to be withheld upon the vesting or settlement of RSUs including, but not limited to (i) reducing the number of shares of Common Stock otherwise to be delivered to Grantee at that time, based on their Fair Market Value, to permit deduction of the amount of any such withholding taxes from the amount otherwise payable under the Plan, (ii) deducting the amount required to be withheld from any other amount then or thereafter payable to Grantee, a beneficiary or legal representative, and (iii) requiring Grantee, a beneficiary or legal representative to pay to the Corporation the amount required to be withheld as a condition of delivering Common Stock in settlement of the RSUs or any other distributions related thereto.

7. Miscellaneous.

(a) Modifications.  The Corporation acting through the Committee shall have the authority to modify or remove any or all restrictions or conditions on the vesting or settlement of the RSUs whenever it may determine that, by reason of a change in applicable laws or other change in circumstances arising after the date hereof, or for any other reason, such action is appropriate.

(b) Binding Agreement.  This Agreement shall be legally binding when executed by both the Corporation and the Grantee. The Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the RSUs, and supersedes any prior agreements or documents with respect to the RSUs. No amendment, alteration, suspension, discontinuation or termination of this Agreement which may impose any additional obligation upon the Corporation or impair the rights of Grantee with respect to the RSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the party to be bound thereby.

(c) Beneficiary Designations.  All designations of Beneficiary shall be on such forms as are specified by and filed with the administrator. Any Beneficiary designation made by Grantee in accordance with this provision may be changed from time to time, without the consent of any previously designated Beneficiary (but subject to any spousal consent as may be required), by filing with the Administrator a notice of such change on the form provided by the Administrator and such change of Beneficiary designation shall become effective upon receipt by the Administrator. In the event Grantee’s Beneficiary would otherwise become entitled to a distribution hereunder, and all Beneficiaries designated by Grantee are not then living, or if no valid Beneficiary designation is in effect, Grantee’s estate or duly authorized personal representative shall be deemed to have been designated by Grantee.

(d) No Security Interest or Trust Created.  Any provision for distribution in settlement of Grantee’s Account hereunder shall be by means of bookkeeping entries on the books of the Corporation and shall not create in Grantee or any Beneficiary any right to, or claim against any, specific assets of the Corporation, nor result in the creation of any trust or escrow account for Grantee or any Beneficiary. Grantee or any Beneficiary entitled to any distribution hereunder shall be a general creditor of the Corporation.

(e) Right to Continued Employment.  Nothing contained herein or in the Plan shall be construed as giving Grantee any right to be retained in the employ of the Corporation, or interfere in any way with the right of the Corporation to terminate the employment of Grantee at any time, with or without cause, without incurring any liability to Grantee due to the forfeiture of the RSUs.

(f) Notices.  Any notice hereunder to the Corporation shall be in writing and addressed to it at its office, 8250 Jones Branch Drive, McLean, VA 22102, Attn: Human Resources Division, and any notice to Grantee shall be in writing and addressed to him or her at the latest address appearing in the records of the Corporation to the right of either party to designate in writing another address at any time hereafter.

(g) Applicable Law.  This Agreement is governed by applicable federal law and, to the extent not governed by federal law, the laws of the Commonwealth of Virginia (without regard to conflicts of law provisions), and is deemed executed in the Commonwealth of Virginia.

IN WITNESS WHEREOF, the Corporation and Grantee have caused this Agreement to be executed as of the day and year first above written.

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:	By:
Grantee	Michael W. Hager Senior Vice President Human Resources